SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 28, 2007

SALIX PHARMACEUTICALS, LTD.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

000-23265	94-3267443
(Commission File Number)	(IRS Employer ID Number)

1700 Perimeter Park Drive, Morrisville, North Carolina	27560
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (919) 862-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On December 28, 2007, Salix Pharmaceuticals, Ltd. announced that it had entered into a Supply and Distribution Agreement with Watson Pharma, Inc., pursuant to which Watson will be Salix’s exclusive distributor to market and sell an authorized generic of Colazal® (balsalazide disodium) Capsules 750 mg, Salix’s anti-inflammatory drug approved for the treatment of mildly to moderately active ulcerative colitis, in the United States. Watson agrees to use commercially reasonable efforts to sell authorized generic Colazal, and has sole discretion to establish prices and terms therefor. Watson will pay Salix a portion of its profits for sales under the agreement, and Salix will supply Watson with all its requirements for the product. The term of the agreement is five years from the December 28, 2007 launch date, provided that either party may terminate immediately upon bankruptcy of the other, or for uncured breaches of the other party. Salix may also terminate on 30 days notice if the agreement has become commercially unviable, if it obtains the right to prohibit other generics from being sold or if it ceases distribution of branded Colazal.

A copy of the press release announcing the agreement is attached to this current report on Form 8-K as exhibit 99.1. A copy of the agreement will be filed as an exhibit to Salix’s Annual Report on Form 10-K for the fiscal year ending December 31, 2007.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press release dated December 28, 2007 announcing the Supply and Distribution Agreement between Salix Pharmaceuticals, Ltd. and Watson Pharma, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

SALIX PHARMACEUTICALS, LTD.

Date: January 2, 2008

/s/ Adam C. Derbyshire
Adam C. Derbyshire
Senior Vice President and Chief Financial Officer